Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:	Patty Eisenhaur
Watson Pharmaceuticals, Inc.
(973) 355-8141
Watson Names R. Todd Joyce Senior Vice President and Chief Financial Officer;
Succeeds Mark W. Durand
Morristown, NJ, October 30, 2009 – Watson Pharmaceuticals (NYSE: WPI) today announced that R. Todd Joyce has been named Senior Vice President and Chief Financial Officer (CFO) effective immediately. Mr. Joyce succeeds Mark W. Durand, who has departed as CFO for personal reasons. On July 27, 2009, Watson announced that Mr. Durand had taken a leave of absence for health reasons, and named Mr. Joyce as Acting Principal Financial Officer.
“I, the Board of Directors and the senior management team wish to thank Mark for his service to the Company. We appreciate this was a difficult decision for him, and wish him well in the future,” said Paul Bisaro, Watson’s President and Chief Executive Officer. “We are fortunate that Todd, who has served in a variety of senior financial positions within the Company over the past 12 years, has agreed to become our new CFO. Todd’s financial expertise and his history within the organization will enable him to seamlessly perform these duties, and to continue the good work begun by Mark during his tenure. In addition, Todd’s international experience will be important as we continue to expand globally, and particularly in the integration of Watson and Arrow Group following the anticipated close of the Arrow acquisition later this year.”
“I have enjoyed and valued the opportunity to serve with Paul and the other members of Watson’s management team during the past two years of the Company’s growth, and I have the utmost confidence in Todd as he assumes the responsibilities of CFO. I wish all the employees of Watson continued success,” said Mr. Durand.
Mr. Joyce joined Watson in 1997 as Corporate Controller, and was named Vice President, Corporate Controller and Treasurer in 2001. During the period of October 2006 to November 2007, Mr. Joyce served as Interim Principal Financial Officer. He joined Watson from ICN Pharmaceuticals where he served as Vice President of Tax from 1992-1996, and Vice President of Tax and Finance from 1996 until 1997. Prior to ICN, Mr. Joyce served as a Certified Public Accountant for Coopers & Lybrand and Price Waterhouse.
Mr. Joyce has a BS in Business Administration from University of North Carolina at Chapel Hill, and a MS in Taxation from Golden Gate University.
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc., (NYSE: WPI) is a global leader in the development and distribution of pharmaceuticals with a broad portfolio of generic products and a specialized portfolio of branded pharmaceuticals focused on Urology, Gynecology and Nephrology (Medical).
For press releases and other company information, visit the Watson website at
http://www.watson.com.
Forward-Looking Statement
Any statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the impact of competitive products and pricing; market acceptance of and continued demand for Watson’s products; difficulties or delays in manufacturing; patents and other intellectual property rights held by the Company and the ability to successfully enforce such rights against third parties; and other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Quarterly Report on Form 10-Q for the period ended June 30, 2009.
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